Exhibit 99.1

Contacts:

Zafgen, Inc.

Patricia Allen

Chief Financial Officer

617-648-9792

FTI Consulting

Brian Ritchie

Investor Relations

(212) 850-5683

Brian.Ritchie@fticonsulting.com

Shauna Elkin

Media Relations

(212) 850-5613

Shauna.Elkin@fticonsulting.com

Zafgen Reports Third Quarter 2014 Financial Results

Quarter Highlighted by Significant Progress in Advancing Beloranib Clinical Development Program

Company Expects to Report Data from Three Clinical Trials in 2015

Increases Guidance at End of 2014 to Greater than $100 million in Cash

BOSTON, Mass., November 11, 2014 – Zafgen, Inc. (Nasdaq: ZFGN), a biopharmaceutical company dedicated to significantly improving the health and well-being of patients affected by obesity and complex metabolic disorders, today announced its third quarter 2014 financial results.

Recent Business Highlights

•	Initiated and began dosing in the bestPWS (Beloranib Efficacy Safety and Tolerability in PWS) Phase 3 clinical trial in patients with Prader-Willi syndrome (PWS) in September.

•	Completed enrollment in the ZAF-221 Phase 2a clinical trial in patients with hypothalamic injury-associated obesity (HIAO), including craniopharyngioma-associated obesity, in September.

•	Multiple presentations at ObesityWeek 2014, including a poster presentation of the ZAF-211 Phase 2a clinical trial results in patients with PWS.

•	Strengthened the Board of Directors through the return of pharmaceutical industry business development veteran, Frances K. Heller, as a director.

“This has been a productive quarter for Zafgen, particularly with the progress we have made recently in advancing beloranib in the clinic in multiple indications,” said Dr. Thomas Hughes, Chief Executive Officer of Zafgen.

“We continue to be well-capitalized as we move ahead with our mission of bringing life-changing treatment options to patients affected by obesity and obesity-related disorders. We look forward to reporting key data in 2015 from our three beloranib clinical trials; our Phase 2a proof of concept study (ZAF-221) in patients with hypothalamic injury-associated obesity (HIAO), our bestPWS (ZAF-311) Phase 3 study in Prader-Willi syndrome, and our Phase 2b study (ZAF-203) in patients with severe obesity and type 2 diabetes,” said Dr. Hughes.

Discussion of Third Quarter 2014 Financial Results

Cash and Cash Equivalents

As of September 30, 2014, the Company had cash and cash equivalents totaling $127.0 million.

Net Loss

The Company reported a net loss for the three months ended September 30, 2014 of $14.7 million, or $0.65 per share, compared to a $3.5 million net loss, or $4.88 per share, for the three months ended September 30, 2013. The weighted average common shares (basic and diluted) outstanding used to compute net loss per share were 22,707,012 for the three months ended September 30, 2014, compared to 729,391 for the three months ended September 30, 2013.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2014 increased to $12.1 million, compared to $2.4 million in the three months ended September 30, 2013. The increase was primarily due to increased costs of $2.1 million associated with the advancement of the Company’s beloranib program, and $6.7 million in expenses related to milestone payments, primarily to Chong Kun Dang Pharmaceutical Corporation (CKD Pharma), triggered by the initiation of the bestPWS Phase 3 clinical trial.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2014 increased to $2.3 million, compared to $1.1 million in the three months ended September 30, 2013, primarily due to increased personnel related costs of $0.7 million and increased public company, professional fees, travel and other related costs of $0.5 million period over period.

2014 Financial Guidance

As a result of increased clarity related to the timing of certain pre-clinical and clinical expenses, the Company now expects to end 2014 with greater than $100 million in cash and cash equivalents, as compared to the previous estimate of greater than $95 million.

“We are pleased to increase our cash guidance at the end of calendar year 2014 to greater than $100 million from $95 million in cash and cash equivalents,” said Patricia Allen, Chief Financial Officer of Zafgen. “We believe this financial position enables us to continue to grow our business, including executing on and obtaining clinical data from three clinical trials we will be conducting in 2014 and 2015.”

Conference Call

Zafgen will host an investor conference call today, November 11, 2014 at 4:30 p.m., Eastern Time, to discuss the Company’s third quarter 2014 results as well as other forward-looking information about Zafgen’s business. Investors and other interested parties may participate by dialing 844-824-7428 in the United States or 973-500-2177 outside the United States. The call will also be webcast live on the Company’s website at www.zafgen.com. You can access the replay for seven days by dialing 855-859-2056 in the United States and 404-537-3406 outside the United States and referencing conference ID number 23379815.

About Beloranib

Beloranib is a novel, first-in-class injectable small molecule therapy with a unique mechanism of action that reduces hunger while stimulating the use of stored fat as an energy source. Beloranib is a potent inhibitor of MetAP2, an enzyme that modulates the activity of key cellular processes that control metabolism. MetAP2 inhibitors work, at least in part, by directing MetAP2 binding to cellular stress mediators, and, thus, reducing the tone of signals that drive lipid synthesis by the liver and fat storage throughout the body. In this manner, MetAP2 inhibition increases metabolism of fat as an energy source. Zafgen holds exclusive worldwide rights (exclusive of South Korea) for the development and commercialization of beloranib. Zafgen exclusively licensed beloranib from Chong Kun Dang Pharmaceutical Corporation (CKD Pharma) of South Korea.

About Prader-Willi Syndrome

Prader-Willi syndrome (PWS), the most common known genetic cause of life-threatening obesity, results in constant and unrelenting hunger that drives patients with PWS to engage in problematic hunger-related behaviors and to gain excessive weight. As a result, many of those affected with PWS become morbidly obese and suffer significant mortality. Currently, there is no cure for this disease. Although the cause of PWS is complex, it results from a deletion or loss of function of a cluster of genes on the 15th chromosome. PWS typically causes low muscle mass and function, short stature, incomplete sexual development, and a chronic feeling of hunger that, when coupled with a metabolism that utilizes drastically fewer calories than normal, can lead to excessive eating and life-threatening obesity. PWS occurs in males and females equally and in all races, with the same incidence around the world. Prevalence estimates have ranged from 1:8,000 to 1:50,000.

About Hypothalamic Injury-Associated Obesity (HIAO)

When the hypothalamus, a small area of the brain responsible for many hormonal and metabolic functions including the desire to eat, is injured, a syndrome of intractable weight gain and hyperphagia (excessive hunger) can ensue, resulting in severe obesity and a poor quality of life. This rare and complicated medical condition occurs in affected individuals most commonly due to a benign central nervous system tumor called craniopharyngioma, which presents as a mass in or near the hypothalamus. When the tumor is treated with surgical resection and radiation therapy, the hypothalamus often becomes severely damaged and/or dysfunctional, which can result in loss of appetite control, hyperphagia, and reduction in metabolic rate. Craniopharyngioma-associated obesity incidence estimates have ranged from 0.13 to 0.17 per 100,000 per year. Other comparably located tumors such as pilocystic astrocytoma, medulloblastoma, and pineal germinoma, affect a smaller number of patients, but patients with these tumors can have a similar clinical presentation with respect to obesity. Rarely, this form of obesity also has been reported in cases of head trauma or stroke leading to injury to the hypothalamus.

About Zafgen

Zafgen (Nasdaq: ZFGN) is a biopharmaceutical company dedicated to significantly improving the health and well-being of patients affected by obesity and complex metabolic disorders. Zafgen is focused on developing novel therapeutics that treat the underlying biological mechanisms through the MetAP2 pathway. Beloranib, Zafgen’s lead product candidate, is a novel, first-in-class, twice-weekly subcutaneous injection being developed for the treatment of multiple indications, including severe obesity in two rare diseases, Prader-Willi syndrome, hypothalamic injury-associated obesity, including craniopharyngioma-associated obesity; and severe obesity in the general population. Zafgen aspires to improve the lives of patients through targeted treatments and has assembled a team accomplished in bringing therapies to patients with both rare and prevalent metabolic diseases.

Safe Harbor Statement

Various statements in this release concerning Zafgen’s future expectations, plans and prospects, including without limitation, Zafgen’s expectations regarding beloranib as a treatment for PWS and other forms of severe obesity, its expectations with respect to the timing and success of its clinical trials of beloranib, the expected timing of additional clinical trials, its plans regarding commercialization of beloranib and its expectations relating to available cash and cash equivalents at the end of 2014 may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Zafgen’s ability to successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Zafgen’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, competition from others developing products for similar uses, Zafgen’s ability to manage operating expenses, Zafgen’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Zafgen’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in the final prospectus related to Zafgen’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, as well as discussions of potential risks, uncertainties, and other important factors in Zafgen’s subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Zafgen’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Zafgen explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Zafgen, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	12,076	2,444	20,046	7,038
General and administrative	2,285	1,080	4,822	2,981

Total operating expenses	14,361	3,524	24,868	10,019

Loss from operations	(14,361)	(3,524)	(24,868)	(10,019)

Other income (expense):
Interest income	1	—	2	—
Interest expense	(213)	—	(658)	—
Foreign currency transaction gains (losses), net	(116)	20	(23)	(162)

Total other income (expense), net	(328)	20	(679)	(162)

Net loss and comprehensive loss	(14,689)	(3,504)	(25,547)	(10,181)
Accretion of redeemable convertible preferred stock to redemption value	—	(53)	(92)	(160)

Net loss attributable to common stockholders	$(14,689)	$(3,557)	$(25,639)	$(10,341)

Net loss per share attributable to common stockholders, basic and diluted	$(0.65)	$(4.88)	$(2.97)	$(14.19)

Weighted average common shares outstanding, basic and diluted	22,707,012	729,391	8,618,793	728,862

Zafgen, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$127,030	$35,517
Prepaid expenses and other current assets	1,221	224
Tax incentive receivable	1,218	1,617

Total current assets	129,469	37,358
Property and equipment, net	69	37
Other assets	98	743

Total assets	$129,636	$38,138

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,052	$2,015
Accrued expenses	9,885	900
Notes payable, current	684	—

Total current liabilities	11,621	2,915
Notes payable, net of discount, long-term	6,819	—

Total liabilities	18,440	2,915

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock (Series A, B, C, D and E), $0.001 par value; No shares and 99,292,610 shares authorized at September 30, 2014 and December 31, 2013, respectively; no shares and 94,483,404 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively; aggregate liquidation preference of $104,588 at December 31, 2013	—	103,797
Stockholders’ equity (deficit):
Preferred stock; $0.001 par value; 5,000,000 and no shares authorized at September 30, 2014 and December 31, 2013, respectively; no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value; 115,000,000 shares authorized at September 30, 2014 and December 31, 2013; 22,707,012 and 729,391 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	23	1
Additional paid-in capital	205,627	332
Accumulated deficit	(94,454)	(68,907)

Total stockholders’ equity (deficit)	111,196	(68,574)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$129,636	$38,138

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the final prospectus related to Zafgen’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, which includes the audited consolidated financial statements for the year ended December 31, 2013.